                                                                   Exhibit 10.23

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

RSA                                     RSA Security Inc.   Tel 781 515 5000
SECURITY                                174 Middlesex Tpke  www.rsasecurity.com
                                        Bedford, MA 01730


                                December 1, 2004

Mr. Tom Takeda
Marketing Manager
Sanyo Semiconductor Corporation
80 Commerce Drive
Allendale, NJ 07401

     RE: Letter Agreement: Manufacture of Microprocessor Die

     Once again, the employees of RSA Security Inc. would like to express their sincere concern and compassion to the employees and families of Sanyo Semiconductor Corporation due to the recent earthquake. We have long maintained a successful relationship with Sanyo and have confidence that this relationship will continue as Sanyo recovers from this.

     As Sanyo moves its manufacturing facilities for the microprocessor die to the Gifu plant, it is our understanding that Sanyo desires a clarification of our projected manufacturing needs of this microprocessor die from February 2005 through May 2005. It is our intention at this point, based on our current forecast with our contract manufacturer, Flextronics International, that Flextronics International will be requiring from Sanyo the following quantity of microprocessor die on our behalf:

          Date Available                       Quantity
          ---------------                     ----------
          February 2, 2005                    [**] units
          February 16, 2005                   [**] units
          March 1, 2005                       [**] units
          April 1, 2005                       [**] units
          May 1, 2005                         [**] units
               PROJECTED ORDER TOTAL          [**] UNITS

     We plan to place our orders with Flextronics who will in turn issue purchase orders to Sanyo for microprocessor dies (each a "Contract Manufacturing Order") substantially consistent with the above estimates in our normal supply chain process. Sanyo agrees to use its best efforts to supply the units in the quantities specified above to Flextronics substantially in accordance with the schedule set forth above.

     RSA Security agrees that in the event that Flextronics have not placed purchase orders with Sanyo for the Projected Order Total substantially in conformance to the schedule above by

Mr. Tom Takeda
December 1, 2004
Page 2


May 1, 2005, RSA Security will agree to issue a purchase order to Sanyo for a number of units equal to the difference between the Projected Order Total minus the total of the Contract Manufacturing Orders. Sanyo agrees that the unit cost of the microprocessor die under such purchase order shall be no more than USD $[**]. RSA Security's standard purchase order terms and conditions shall govern any such purchase. In the event that RSA Security issues such a purchase order, Sanyo further agrees to hold any such units in inventory on RSA Security's behalf in a commercially reasonable manner, consistent with industry standards, for a commercially reasonable period of time.

     Notwithstanding any contrary provision set forth herein, Sanyo acknowledges and agrees that it will maintain practices that have been established through the course of dealing among Sanyo, Flextronics and RSA Security through the ongoing relationship, including, without limitation, with respect to current practices related to supplier managed inventory hub and, by May 31, 2005, by replenishing the three (3) month supply of microprocessor die of approximately [**] units.

     Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

     This Letter Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions. This Letter Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Letter Agreement shall be in English.

Die availability dates are based on acceptance of the initial base wafer tests (TR Level Testing by 12/8). Also, the initial die shipment dates are based on some risk since the Sanyo and RSA reliability tests will not be fully completed prior to wafer processing.

                            [Signature Page Follows]

Mr. Tom Takeda
December 1, 2004
Page 3

     Thank you for your continued cooperation in this matter.

                                              Sincerely,

                                              RSA Security Inc.

                                              By: /s/ Jeffrey D. Glidden
                                                  -----------------------------
                                              Jeffrey D. Glidden
                                              CFO & Senior Vice President,
                                                Finance & Operations


Acknowledged and agreed:

Sanyo Semiconductor Corporation

By: /s/ Tom Takeda
    -----------------------------
Name: Tom Takeda
      ---------------------------
Title: Marketing Manager
       --------------------------